ORGANIK TECHNOLOGIES, INC. CLOSES REVERSE MERGER WITH
                       TELEMAX GLOBAL COMMUNICATIONS, INC.


                              FOR IMMEDIATE RELEASE

Alamo, California - February 21, 2002: Organik Technologies, Inc. (OTCBB:ORGK) announced today that it has closed its transaction with Telemax Global Communications, Inc., a Toronto based provider of communications products and services.

Organik has changed its name to Telemax Global Communications, Inc. and will now be trading under its new symbol, "TMXG".

Mr. Evan Karras, President and CEO of Telemax Global Communications, Inc. said, "We are very excited to have completed our transaction with Organik Technologies. This merger now gives us a platform from which we can execute our plan for continued positive growth and expansion and the ability to complete exciting new acquisitions that can add significant value and enhance our business".

ABOUT TELEMAX GLOBAL COMMUNICATIONS INC.

Telemax Global Communications, Inc. is one of the most prominent manufacturers and distributors of prepaid calling products in Canada. Telemax Global Communications, Inc. is an innovator of new telecommunications solutions, such as prepaid wireless, prepaid Internet, various point of sale technologies and the deployment of a Voice Over the Internet Protocol (VOIP) network. Telemax Global integrates its telephony and computer technologies to route voice and data traffic around the world using a sophisticated prepaid calling platform. The Company has significant competitive advantages, which include a distribution agreement with Bell Canada and its growing licensing arrangements in high volume, under-served emerging markets. Telemax Global has a large retail presence through its national distribution network in Canada and a presence in California, which it plans on further expanding.

ABOUT ORGANIK TECHNOLOGIES, INC.

Organik Technologies, Inc. was a textile manufacturing company that ceased operations in 1996. Since that time the company has been interviewing merger candidates in order to resume operation and achieve shareholder growth.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.

                          For more information contact:

Mr. Evan Karras, President & CEO        Mr. Jeffrey L. Salzwedel, President
Telemax Global Communications, Inc.     Salzwedel Financial Communications, Inc.
Tel: (800) 850-7790                     Tel: (503) 638-7777


                                                                    EXHIBIT 99.1